EXHIBIT 4.2

TWELFTH AMENDMENT TO LOAN AGREEMENT

This TWELFTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is entered into as of December 28, 2004, among ASSOCIATED HYGIENIC PRODUCTS LLC, a Delaware limited liability company (“Borrower”), the Lenders signatory hereto, and WELLS FARGO FOOTHILL, INC. (formerly known as Foothill Capital Corporation), a California corporation, in its capacity as administrative agent (“Agent”) for the Lenders.

WITNESSETH:

WHEREAS, Borrower, the Lenders and Agent have entered into that certain Amended and Restated Loan and Security Agreement dated as of March 14, 2001, as amended by that certain First Amendment to Loan Agreement effective as of May 28, 2001, that certain Second Amendment to Loan Agreement effective as of July 5, 2001, that certain Third Amendment and Waiver to Loan Agreement dated as of September 10, 2001, that certain Fourth Amendment to Loan Agreement dated as of December 19, 2001, that certain Fifth Amendment to Loan Agreement dated as of April 17, 2002, that certain Sixth Amendment to Loan Agreement dated as of November 14, 2002, that certain Seventh Amendment to Loan Agreement dated as of June 19, 2003, that certain Eighth Amendment to Loan Agreement dated as of October 15, 2003, that certain Ninth Amendment to Loan Agreement dated as of March 29, 2004, that certain Tenth Amendment to Loan Agreement dated as of May 17, 2004, and that certain Eleventh Amendment to Loan Agreement dated as of November 26,2004 (as amended and as the same may hereafter be modified, amended, restated or supplemented from time to time, the “Loan Agreement”; all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lenders have agreed to make loans and other financial accommodations to Borrower from time to time; and

WHEREAS, Borrower has requested that Agent and the Lenders permit a payment of accrued loan interest, royalties and other fees by Borrower to Disposable Soft Goods (UK) Plc (“DSG Plc”) in the amount of $1,538,60255 (the “DSG Plc Payment”); and

WHEREAS, Agent and the Lenders have agreed to (a) consent to the DSG Plc Payment and (b) amend the Loan Agreement on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows;

1. Amendments to Loan Agreement.

(a) Section 1.1 of the Loan Agreement, “Definitions”, is here by amended and modified by amending and restating the definition of “Subordination Agreement” in its entirety as follows:

““Subordination Agreement” means, individually and collectively, (a) that certain Subordination Agreement dated of even date herewith, among DSG, Borrower and Agent relating to the Subordinated Note A, (b) that certain Subordination Agreement dated of even date herewith, among DSG Holdings (UK), Borrower and Agent relating to the Subordinated Note B, and (c) any other subordination agreement entered into in connection with Subordinated Note A, Subordinated Note A-2, Subordinated Note A-3, Subordinated Note A-4, Subordinated Note A-5 or Subordinated Note B from time to time, all in form and substance satisfactory to Agent.”

(b) Section 1.1 of the Loan Agreement, “Definitions”, is hereby further amended and modified by adding the definition “Subordinated Note A-5” in the appropriate alphabetical order:

““Subordinated Note A-S” means the indebtedness of Borrower to DSG Plc, evidenced by that certain promissory note executed by Borrower and payable to the order of DSG Plc dated as of January 5, 2005, in the original principal amount of $1,024,709.30, in form and substance satisfactory to Agent.”

(c) Section 6 of the Loan Agreement, “Affirmative Covenants”, is hereby amended and modified by adding the following Section to the end of such Section:

“6.19 Twelfth Amendment Fee. No later than January 5, 2005, pay to Agent, for the benefit of the Lenders on a pro-rata basis, an amendment fee in the amount of $15,000, which fee shall be fully earned on December 28, 2004, and non-refundable when paid.”

(d) Section 7.1 of the Loan Agreement, “Indebtedness”, is hereby amended and modified by amending and restating clause (d) of such Section in its entirety as follows:

(d) Indebtedness evidenced by (i) Subordinated Note A-2 (as such term is defined in the Subordination, Waiver and Consent Agreement dated as of September 11, 2001 among Borrower, Agent and DSG Plc) and Subordinated Note B and (ii) Subordinated Note 3, Subordinated Note A-4 and Subordinated Note A-5, so long as Subordinated Note 3, Subordinated Note A-4 and Subordinated Note A-5 are each subject to a Subordination. Agreement duly executed by DSG Plc and Borrower and in fu1l force and effect,”

(e) Section 7.8 of the Loan Agreement, ““Payments, Prepayments and Amendments”, is hereby amended and modified by amending and restating clause (a) of such Section in its entirety as follows:

‘“(a) Make any payments of principal of, or interest or fees on, Subordinated Note A-2, Subordinated Note B, Subordinated Note A-3, Subordinated Note A-4 or Subordinated Note A-5; provided, however, that:

(i) Borrower may refinance and pay in full the Subordinated Note A-2, with the proceeds of new subordinated debt provided by an Affiliate of Borrower on terms and conditions, and subject to a Subordination Agreement and other documents, in form and substance satisfactory to Agent;

(ii) Borrower may make regularly scheduled payments of principal on each of Subordinated Note A-3, Subordinated Note A-4 and Subordinated Note A-5 if (A) no Event of Default has occurred and is continuing, and (B) Borrower has demonstrated to the satisfaction of Agent that, after giving effect to each such payment, Excess Availability (after subtracting the amount of any payables of Borrower which are more than 60 days past due) is $10,000,000 or more; and

(iii) Borrower may make regularly scheduled payments of interest on each of Subordinated Note A-2, Subordinated Note A-3, Subordinated Note A-4 and Subordinated Note A-5 if (A) no Event of Default has occurred and is continuing, and (B) Borrower has demonstrated to the satisfaction of Agent that, after giving effect to each such payment, Excess Availability (after subtracting the amount of any payables of Borrower which are more than 60 days past due) is $2,000,000 or more;

notwithstanding the foregoing, however, in the event Excess Availability (after subtracting the amount of any payables of Borrower which are more than 60 days past due) is less than $2,000,000 at any time, Borrower may not make any regularly scheduled payments of interest on Subordinated Note A-2, Subordinated Note A-3, Subordinated Note A-4 or Subordinated Note A-5 after such event unless and until Borrower has demonstrated to the satisfaction of Agent that Borrower has maintained Excess Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) of $2,000,000 or more for a period of 90 consecutive days after such event.”

2. Consent. Agent and the Lenders hereby consent to a payment of accrued loan interest, royalties and other fees by Borrower to DSG Plc in the amount of $1,538,602.55 on December 29, 2004.

3. No Other Amendments or Waivers. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendments and consent set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Loan Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. Borrower acknowledges and expressly agrees that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents. Borrower has no knowledge of any challenge to Agent’s or any Lenders’ claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

4. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof when, and only when, Agent shall have received:

(a) counterparts of this Amendment duly executed and delivered by Borrower and the Lenders; and

(b) such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

5. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower is a limited liability company organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Amendment and all other jurisdictions in which the failure to be so qualified reasonably could be expected to constitute a Material Adverse Change;

(b) The execution, delivery, and performance by Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, are within Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action and do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s members or any approval or consent of any Person under any material contractual obligation of Borrower;

(c) The execution, delivery, and performance by Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person;

(d) This Amendment and each other Loan Document to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

(e) No Default or Event of Default exists.

6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

7. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

8. Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder. Borrower hereby acknowledges and agrees that Agent may, without prior notice to Borrower, charge such costs and fees to Borrower’s Loan Account pursuant to Section 2.6(d) of the Loan Agreement, which amounts shall-constitute. Advances under the Loan Agreement and shall accrue interest at the rate then applicable to Advances thereunder.

9. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia, and shall be construed, interpreted, performed and enforced in accordance therewith

10. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWER:	ASSOCIATED HYGIENIC PRODUCTS LLC

	By:	/s/ Owen Connelly
	Name:	Owen Connelly
	Title:	Vice President Finance & MIS

AGENT and LENDER:	WELLS FARGO FOOTHILL, INC.
as Agent and a Lender

	By:	/s/ Kristy S. Louck
	Name:	Kristy S. Louck
	Title:	Vice President

SUBORDINATION AGREEMENT (Disposable Soft Goods (UK) Plc)

THIS SUBORDINATION AGREEMENT (this “Agreement”) dated as of January 5, 2005, is made and entered into by and among WELLS FARGO FOOTHILL, INC. (formerly FOOTHILL CAPITAL CORPORATION), a California corporation, in its capacity as administrative agent for the Lender Group (as defined in the Loan Agreement, defined below) (the “Agent”), DISPOSABLE SOFT GOODS (UK) PLC, a public limited company organized under the laws of England (the “Subordinated Lender”), and ASSOCIATED HYGIENIC PRODUCTS LLC, a Delaware limited liability company (the “Borrower”).

WITNESSTH:

WHEREAS, the Borrower has issued in favor of the Subordinated Lender that certain subordinated and unsecured non-negotiable promissory note in the principal amount of $1,024,709.30 dated as of the date hereof (as amended, restated or replaced from time to time with the Agent’s consent, “Note A-5” and together with any other documents executed in connection therewith or relating thereto, including any refinancing or modification, amendment, supplement or restatement of any of the foregoing with the Agent’s consent, are collectively referred to as the “Subordinated Loan Documents”; all indebtedness under the Subordinated Loan Documents, including, without limitation, principal, interest, fees, costs, expenses and any indemnification and contribution claims, are referred to herein as the “Subordinated Debt”);

WHEREAS, the Borrower, the Agent and the other members of the Lender Group are parties to that certain Amended and Restated Loan and Security Agreement dated as of March 14, 2001, as amended by that certain First Amendment to Loan Agreement, that certain Second Amendment to Loan Agreement, that certain Third Amendment to Loan Agreement, that certain Fourth Amendment to Loan Agreement, that certain Fifth Amendment to Loan Agreement, that certain Sixth Amendment to Loan Agreement, that certain Seventh Amendment to Loan Agreement, that certain Eighth Amendment to Loan Agreement, that certain Ninth Amendment to Loan Agreement, that certain Tenth Amendment to Loan Agreement, that certain Eleventh Amendment to Loan Agreement and that certain Twelfth Amendment to Loan Agreement, on or prior to the date hereof (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), whereby the Borrower is indebted to the Lender Group for certain extensions of credit outstanding from time to time (all such indebtedness including principal, interest, fees, costs, expenses and other sums chargeable to the Borrower by the Agent (including interest, fees, costs and expenses accruing after an Insolvency Proceeding (as hereafter defined) commences regardless of whether such interest, fees, costs and expenses are deemed allowed or recoverable in any Insolvency Proceeding) together with any modification, amendment, refinancing or supplement thereto, and any other obligations of the Borrower to the Agent and the other members of the Lender Group are hereinafter referred to as the “Senior Debt”);

WHEREAS, as security for the payment of all liabilities and obligations due under the Senior Debt, the Borrower, pursuant to the Loan Agreement and the other Loan Documents, has granted to the Agent a first lien and unconditional security interest in and to all of the assets of the Borrower (collectively, said interests in and assets of the Borrower are referred to herein as the “Collateral;” and, collectively said liens and security interests of the Agent are referred to herein as the “Senior Lien”);

WHEREAS, as part of the consideration for the Lender Group’s (x) extension of credit to the Borrower pursuant to the Loan Agreement and (y) consent to the incurrence of the Subordinated Debt, the Subordinated Lender has agreed, among other things, subject to the terms and provisions of this Agreement, (i) to subordinate the Subordinated Debt to the Senior Debt, (ii) that the Subordinated Debt shall remain unsecured, and (iii) except as otherwise provided herein, to forebear from exercising any creditor’s remedy or taking any action against the Borrower to enforce the Borrower’s obligations to the Subordinated Lender pursuant to Note A- 5, the Subordinated Loan Documents, or any other document, instrument or agreement evidencing the Subordinated Debt.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the parties hereto hereby agree that each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Loan Agreement, and further agree as follows:

1. Subordinated Lender Debt Unsecured. The Borrower and the Subordinated Lender hereby agree that the Subordinated Debt shall be unsecured, and the Subordinated Lender agrees that if at any time the Subordinated Lender shall be in possession of any assets or properties of the Borrower, the Subordinated Lender shall hold such assets or properties in trust for the Agent so long as any Senior Debt remains unpaid and until all commitments of the Lender Group to make loans and extend credit under the Loan Agreement (the “Commitments”) are terminated.

2. Subordination of Subordinated Debt.

(a) The Subordinated Lender hereby subordinates any and all claims now or hereafter owing to it by the Borrower under the Subordinated Debt to any and all Senior Debt (including, without limitation, interest, fees, costs or other payments on the Senior Debt paid or accrued after the commencement of an Insolvency Proceeding and whether or not such claims are deemed allowed or recoverable in any Insolvency Proceeding, and payment of or for adequate protection pursuant to any Insolvency Proceeding), and agrees that, except as set forth in Section 2(b) below, all Senior Debt shall be paid in full in cash and the Commitments shall be terminated before any payment may be made on the Subordinated Debt, whether of principal or interest or other indebtedness or other obligations.

(b) At all times prior to the payment in full in cash of the Senior Debt (as evidenced by the cancellation of the Loan Agreement by the Agent) and the termination of the Commitments, the Subordinated Lender agrees not to accept any payment of the Subordinated Debt (from the Borrower or otherwise) nor make any transfer to third parties not party to this Agreement or take any other action designed to secure, indirectly, from the Borrower any payment on account of the Subordinated Debt without the express, prior written consent of the Agent, and the Subordinated Lender agrees to pay over to the Agent any funds that may be received by it from the Borrower as a prepayment or repayment at any time on account of principal, interest, fees or otherwise on the Subordinated Debt; provided, however, that the Borrower may make (i) regularly scheduled payments of principal on Note A-5 if (A) no Event of Default has occurred and is continuing, and (B) the Borrower has demonstrated to the satisfaction of the Agent that, after giving effect to each such payment, Excess Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) is $10,000,000 or more, and (ii) the Borrower may make regularly scheduled payments of interest on Note A-5 if (A) no Event of Default has occurred and is continuing, and (B) the Borrower has demonstrated to the satisfaction of the Agent that, after giving effect to each such payment, Excess Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) is $2,000,000 or more; notwithstanding the foregoing, however, in the event

Excess Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) is less than $2,000,000 at any time, the Borrower may not make any regularly scheduled payments of interest on Note A-5 after such event unless and until the Borrower has demonstrated to the satisfaction of the Agent that the Borrower has maintained Excess Availability (after subtracting the amount of any payables of the Borrower which are more than 60 days past due) of $2,000,000 or more for a period of 90 consecutive days after such event. Notwithstanding anything to the contrary contained herein, and subject to the provisions of the Loan Agreement (including, without limitation, Article 7 thereof), the Borrower may refinance and pay in full Note A-5 with the proceeds of new subordinated debt provided by an Affiliate of the Borrower (“Replacement Subordinated Debt”) with the prior written consent of the Agent, on terms and conditions acceptable to the Agent, and subject to a subordination agreement in form and substance similar to this Agreement and other documents, in form and substance satisfactory to the Agent. In case any funds shall be paid or delivered to the Subordinated Lender in violation of this paragraph, such funds shall be held in trust by the Subordinated Lender for and immediately paid and delivered to the Agent (in the form received endorsed over to the Agent). The Subordinated Lender further agrees not to sell, assign, transfer or endorse any Subordinated Debt to anyone except subject to the terms and conditions of this Agreement.

(c) The Subordinated Lender agrees that the priority of the Senior Debt set forth above shall continue during any insolvency, receivership, bankruptcy, dissolution, liquidation, or reorganization proceeding, or in any other proceeding, whether voluntary or involuntary, by or against the Borrower, under any bankruptcy or insolvency law or laws, federal or state relating to the relief of debtors of any jurisdiction, whether now or hereafter ill effect, and in any out-of-court composition, assignment for the benefit of creditors, readjustment of indebtedness, reorganization, extension or other debt arrangement of any kind (collectively, an “Insolvency Proceeding”). In the event of any payment, distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property, assets or business of the Borrower, or the proceeds thereof, or any securities of the Borrower, to the Subordinated Lender, by reason of any liquidation, dissolution or other winding up of the Borrower or its business or by reason of any sale or Insolvency Proceeding, then any such payment or distribution of any kind or character, whether in cash, property or securities, which, but for the subordination provisions of this Section 2, would otherwise be payable or deliverable upon or in respect of the Subordinated Debt, shall instead be paid over or delivered directly to the Agent, for application to the payment of the Senior Debt, to the extent necessary to make payment of the Senior Debt remaining unpaid after giving effect to any concurrent payment or distribution to the Agent, and no holder of the Subordinated Debt shall receive any such payment or distribution or any benefit therefrom to such extent until the Senior Debt has been fully paid in cash and the Commitments have been terminated after which such payments or distributions may be applied to payment of the Subordinated Debt.

3. Forbearance from Exercise of Certain Remedies. Until the Senior Debt has been paid in full in cash and the Commitments have been terminated, the Subordinated Lender shall not (a) take any action or exercise any remedy against the Borrower to enforce the Subordinated Debt; or (b) take any action or exercise any remedy against any guarantor of or pledgor securing the Senior Debt in order to collect any of the Subordinated Debt; or (c) commence, or join with any other creditor of the Borrower in commencing, any bankruptcy, reorganization or Insolvency Proceeding against the Borrower; or (d) take any action or exercise any remedy against any property or assets of any guarantor of or pledgor securing the Senior Debt. The Subordinated Lender understands and agrees that the Agent shall have the right, but shall have no obligation, to cure any default under the Subordinated Debt without the prior written consent of the Subordinated Lender. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Subordinated Lender be entitled to receive and retain any securities, equity or otherwise, or other consideration provided for in (i) a plan of reorganization or otherwise in connection with any bankruptcy or Insolvency Proceeding or (ii) any other judicial or nonjudicial proceeding for the liquidation, dissolution or winding up of the Borrower or the assets or properties of the Borrower, in any case unless the Senior Debt is paid in full in cash and the Commitments are terminated.

4. Agent’s Authority to Act. For so long as any of the Senior Debt shall remain unpaid, the Agent shall have the right to act as attorney-in-fact for the Subordinated Lender and other holders of the Subordinated Debt for the purposes specified herein and the Subordinated Lender hereby irrevocably appoints the Agent as the Subordinated Lender’s true and lawful attorney, with full power of substitution, in the name of the Subordinated Lender or in the name of holders of the Subordinated Debt, for the use and benefit of holders of the Senior Debt without notice to the holders of Subordinated Debt or any of their representatives, successors or assigns, to perform the following acts, at the option of the holders of the Senior Debt, at any meeting of creditors of the Borrower or in connection with any Insolvency Proceeding:

(a) if a proper claim or proof of debt in respect of the Subordinated Debt has not been filed in the form required in any such Insolvency Proceeding at least ten (10) business days prior to the expiration of the time for filing such claims, to file an appropriate claim for and on behalf of the holders of Subordinated Debt;

(b) to collect any assets of the Borrower distributed, divided or applied by way of dividend or payment, or any securities issued, on account of the Subordinated Debt and to apply the same, or the proceeds of any realization upon the same that the Agent in its discretion elects to effect, to the Senior Debt until all of the Senior Debt (including, without limitation, all interest and other payments accruing or paid on the Senior Debt after the commencement of any bankruptcy, reorganization, insolvency, receivership or Insolvency Proceeding at the rate specified in the Senior Debt) has been paid in full in cash, rendering any surplus to the holders of Subordinated Debt if and to the extent permitted by law; and

(c) to take generally any action in connection with any such Insolvency Proceeding either in its own name or in the name of the Subordinated Lender (including without limitation voting on any plan of reorganization) that the holders of Subordinated Debt would be authorized to take, but for this Subordination Agreement, in the event that the Agent believes such action is reasonably necessary to protect its interests and the other members of the Lender Group’s interests in the Senior Debt and under this Agreement and after first giving the Subordinated Lender five (5) days’ written notice of its intent to take such action (to the extent such notice is practicable), provided that the Agent agrees to permit the Subordinated Lender to take action on the Subordinated Lender’s own behalf in connection with any such Insolvency Proceeding as may be necessary to reasonably protect the Subordinated Lender’s interests, as long as such action is not contrary to or in conflict with the actions and interests of the Agent and is always in second position to the Senior Debt. In no event shall the holders of the Senior Debt be liable to the Subordinated Lender or any other holders of the Subordinated Debt for any failure to prove the Subordinated Debt, to exercise any right with respect thereto or to collect any sums payable thereon. A distribution made under this Subordination Agreement to holders of Senior Debt that otherwise would have been made to holders of Subordinated Debt is not, as between the Borrower, its other creditors and holders of Subordinated Debt, a payment by the Borrower on the Senior Debt, it being understood that the provisions of this Agreement are solely for the purpose of defining the relative rights of the holders of Subordinated Debt, on the one hand, and the holders of Senior Debt on the other hand. The Subordinated Lender represents that the Subordinated Lender is the sole holder of the Subordinated Debt and, except upon satisfaction of the conditions set forth in Section 15 hereto, shall not assign, participate, pledge, encumber or transfer the Subordinated Debt or any interest therein until the Senior Debt is repaid in full in cash and the Commitments are terminated.

5. Duration and Termination. This Agreement shall constitute a continuing agreement of subordination, and shall remain in effect until indefeasible payment in full in cash of the Senior Debt and termination of the Commitments. The holders of Senior Debt may, without notice to the Subordinated Lender or the other holders of Subordinated Debt, extend or continue credit and make other financial accommodations to or for the account of the Borrower in reliance upon this Agreement. The obligations of the Subordinated Lender and the other holders of Subordinated Debt under this Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Debt is rescinded or must otherwise be restored or returned by a holder of Senior Debt by reason of any bankruptcy, reorganization, arrangement, composition or Insolvency Proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

6. Subordinated Lender’s Waivers. All of the Senior Debt shall be deemed to have been made or incurred in reliance upon this Agreement. The Subordinated Lender expressly waives all notice of the acceptance by the Agent of the subordination and other provisions of this Agreement and all other notices not specifically required pursuant to the terms of this Agreement whatsoever, and the Subordinated Lender expressly consents to reliance by the Agent and the other members of the Lender Group, upon the subordination and other agreements as herein provided. The Subordinated Lender agrees that neither the Agent nor any other members of the Lender Group have made warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Loan Agreement and other Loan Documents or the collectability of the obligations thereunder, that the Agent shall be entitled to manage and supervise its loans in accordance with applicable law and its usual practices, modified from time to time as it deems appropriate under the circumstances, and that the Agent shall not have any liability to the Subordinated Lender for, and the Subordinated Lender waives any claim (except with respect to willful misconduct) which the Subordinated Lender may now or hereafter have against the Agent arising out of (i) any and all actions which the Agent takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in the Senior Debt, actions with respect to the occurrence of an Event of Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other party) with respect to the documents regarding the Senior Debt or any other agreement; related thereto or to the collection of the Senior Debt or the valuation, use, protection or release of the Collateral and/or other security for the Senior Debt, (ii) the Agent’s election, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111 (b)(2) of the Bankruptcy Code, and/or (iii) any making of loans to, or grant of a security interest under Section 364 of the Bankruptcy Code by, the Borrower as debtor or debtor-in-possession.

7. Waiver of Marshaling. The Subordinated Lender agrees that the Agent shall have no obligation to marshal any part of the Collateral or any such other property, instruments, documents, agreements or guaranties before enforcing its rights against any other part of the Collateral or its rights herein as against the Subordinated Lender.

8. No Contest of Security Interest. The Subordinated Lender shall not contest the validity, perfection or enforceability of any lien or security interest granted to the Agent by Borrower, and the Subordinated Lender agrees to cooperate in the defense of any action contesting the validity, perfection or enforceability of such liens or security interests.

9. Subordination Not Affected. Etc. Nothing in this Agreement shall be construed as affecting or in any way limiting the extension of new or additional financial accommodation by the Agent and the other members of the Lender Group to the Borrower and the terms and conditions hereof shall apply to such new and additional financial accommodations. Notwithstanding the preceding sentence or anything contained in this Agreement to the contrary, none of the provisions of this Agreement shall be deemed or construed to constitute a commitment or an obligation on the part of the Agent or any other member of the Lender Group to make any future loans, advances or other extensions of credit or financial accommodation to the Borrower. The Subordinated Lender understands and agrees that all accrued interest, charges, expenses, attorneys’ fees and other liabilities and obligations under the Loan Agreement shall constitute part of the Senior Debt, and nothing in this Agreement shall be construed as affecting or in any way limiting any indulgence granted by the Agent with respect to any existing, financial accommodation to the Borrower. The subordinations effected, and the rights created, hereby shall not be affected by (a) any amendment of or any addition of or supplement to any instrument, document or agreement relating to the Senior Debt, (b) any exercise or non-exercise of any right; power or remedy under or in respect of the Senior Debt or any instrument, document or agreement relating thereto, (c) the release, sale, exchange or surrender, in whole or in part, of any part of the Collateral or any additional collateral to which the Agent may become entitled, (d) any release of any guarantor of or pledgor securing the Senior Debt or any security for such pledge or guaranty, or (e) any waiver, consent, release, indulgence, extension, renewal, modification, delay or other action, inaction or omission in respect of the Senior Debt or any instrument, document or agreement relating thereto or any security therefor or pledge or guaranty thereof, whether or not the Subordinated Lender shall have had notice or knowledge of any of the foregoing and regardless of whether the Subordinated Lender shall have consented or objected thereto. Any provision of any document, instrument or agreement evidencing, securing or otherwise relating to the Subordinated Debt purporting to limit or restrict in any way the Borrower’s ability to enter into any agreement with the Agent to amend or modify any document, instrument or agreement evidencing, securing or otherwise relating to the Senior Debt shall be deemed of no force or effect until the Senior Debt has been repaid in full in cash or otherwise satisfied and the Commitments have been terminated or the Loan Agreement has otherwise been terminated by the Agent.

10. Legend. The Subordinated Lender will cause Note A-5 and any other agreements, notes, or other instruments from time to time evidencing the Subordinated Debt or any part thereof to contain a specific statement thereon to the effect that the indebtedness evidenced thereby is subject to the provisions of this Agreement, and the Borrower agrees to the foregoing.

11. Voided Payments. To the extent that the Borrower makes any payment on the Senior Debt which, within twelve (12) months of the date of such payment, is subsequently invalidated, declared to be fraudulent, avoidable or preferential, set aside or is required to be repaid to a trustee, receiver, the estate of the Borrower or any other party under any bankruptcy act, state or Federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment that portion of the Senior Debt which had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is sought to be recovered from the Agent or any other member of the Lender Group, an “Event of Default” under the Loan Agreement shall be deemed to have occurred and to be continuing from the date of such recovery from the Agent of such Voided Payment until the full amount of such Voided Payment is fully and finally restored to the Agent or such member of the Lender Group and until such time the provisions of this Agreement shall be in full force and effect.

12. Violation of Agreement by Borrower. The Borrower hereby consents to this Agreement, agrees to abide by the terms hereof, agrees to make no payments or distributions contrary to the terms and provisions hereof and to do every act and thing necessary to carry out such terms and provisions. The Borrower agrees that should it make any payment in contravention of any provision of this Agreement the maturity of said Senior Debt may be accelerated in accordance with the terms of the Loan Agreement.

13. Immediate Effect. This Agreement shall be effective immediately upon its execution by each of the parties hereto, and there are no conditions precedent or subsequent to the effectiveness of this Agreement.

14. Inducement. As part of the consideration for the Agent and the other members of the Lender Group’s extension of credit to the Borrower, which the Subordinated Lender and the Borrower acknowledge that the Agent and the other members of the Lender Group would be willing to continue to do without this Agreement, the Subordinated Lender agrees, among other things, (i) that the Subordinated Debt is and shall remain unsecured, (ii) to subordinate the Subordinated Debt to the Senior Debt, and (iii) to forebear from exercising any creditor’s remedy or taking any action against the Borrower upon any of its obligations to the Subordinated Lender until the Senior Debt has been paid in full in cash and termination of the Commitments.

15. Successors and Assigns; Continuing Effect, etc. This Agreement is being entered into for the benefit of, and shall be binding upon, the Agent and the other members of the Lender Group, the Subordinated Lender, the Borrower and their respective heirs, executors, personal representatives, successors and assigns, as applicable. The Agent and the other members of the Lender Group may assign or participate out to other parties any portion of their interests under the Senior Debt and no such assignee or participant shall be required to become a signatory hereto. Any assignee or transferee of the Subordinated Lender shall execute and deliver to the other parties hereto an agreement pursuant to which they will become parties hereto as fully as if they were signatories hereto and providing for the effectiveness of this Agreement as to such transferee or assignee and other parties. This Agreement shall be a continuing agreement, shall be irrevocable and shall remain in full force and effect so long as any of the Senior Debt or the Subordinated Debt is outstanding and so long as the Loan Agreement has not been terminated and the Commitments remain in place.

16. Notification of Defaults. The Subordinated Lender shall give written notice to the Agent of a default or an event of default by the Borrower under the Subordinated Debt. The Subordinated Lender understands that, subject to any grace or cure period under the Subordinated Lender’s agreements with the Borrower, any default by the Borrower under the Subordinated Debt is, automatically, an event of default of the Borrower under the Senior Debt. Nothing in this Agreement shall be interpreted to limit or restrict the right of the Agent and the Subordinated Lender to waive any default under their respective documents, and the Subordinated Lender agrees that any waiver by the Subordinated Lender will be in writing and provided to the Agent.

17. Notices. Any notices, consents, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given to any party or parties (a) upon delivery to the address of the party or parties set forth below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission, in any case to the party or parties at the telecopy numbers set forth below:

If to Borrower:	ASSOCIATED HYGIENIC PRODUCTS LLC
2805 Peachtree Industrial Blvd, Suite 211
Duluth, Georgia 30097
Attn: Mr. Peter Chang
Telecopy No. (678) 957-9985

With a copy to:

PILLSBURY WINTHROP, LLP
50 Fremont Street, 5th Floor
San Francisco, California 94105
Attn: Robert E. Sullivan, Esq.
Telecopy No. (415) 983-1200

If to the Subordinated Lender:	Disposable Soft Goods (UK) Plc
Boythorpe Works
Chesterfield, Derbyshire S40 1YG
United Kingdom
Attn: Patrick Tsang
Telecopy No. (011-44-124) 6274-773

If to the Agent:	Wells Fargo Foothill, Inc
2450 Colorado Avenue
Suite 3000 W
Santa Monica, California 90404
Attn: Business Finance Division Manager
Telecopy No. (310) 453-7413

With a copy to:

Wells Fargo Foothill, Inc
400 Northpark Town Center
1000 Abernathy Road, N.E., Suite 1450
Atlanta, Georgia 30328
Attn: Business Finance Division Manager
Telecopy No. (710) 508-1370

and a copy to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, Georgia 30308-2222
Attn: Jesse H. Austin, III, Esq.
Telecopy No. (404) 815-2424

Any party hereto may designate any other address or telecopy number, as applicable, to which any notices or other communications shall be given by notice duly given hereunder; provided, however, that any such notice of other address or telecopy number shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

18. Amendments; Modifications. This Agreement may not be modified, altered or amended except by an agreement in writing executed by all of the parties hereto.

19. Amendment of Note and Subordinated Loan Documents. Neither the Subordinated Lender nor the Borrower shall (a) modify, alter or amend any payment, amount, or payment term of Note A-5, whether of principal or interest, or any provision of the Subordinated Loan Documents or other document, instrument or agreement evidencing the Subordinated Debt affecting payment thereof, whether of principal or interest, (b) modify, alter or amend any other term of Note A-5 or any provision of the other Subordinated Loan Documents or other document, instrument or agreement evidencing the Subordinated Debt, in any manner adverse to either the Borrower or the Agent, and (c) grant (in the case of the Borrower) or receive (in the case of the Subordinated Lender) any collateral or other security of any nature to secure the Subordinated Debt.

20. Cost and Expenses of Enforcement. The Subordinated Lender agrees to pay all costs, legal-expenses and attorneys’, paralegals’ and other professionals’ fees of every kind, paid or incurred by the Agent in enforcing its rights hereunder against the Subordinated Lender, including, but not limited to, litigation instituted in a State or Federal Court, as hereinafter provided (including proceedings under the Bankruptcy Code) in enforcing this Agreement, promptly on demand of the Agent or other person paying or incurring the same.

21. TO INDUCE THE AGENT AND THE OTHER MEMBERS OF THE LENDER GROUP TO AFFORD FINANCIAL ACCOMMODATIONS TO THE BORROWER, THE SUBORDINATED LENDER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING SITUS IN THE CITY OF ATLANTA, GEORGIA, AND THE SUBORDINATED LENDER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT LOCATED AND HAVING ITS SITUS IN SAID CITY AND STATE. THE SUBORDINATED LENDER HEREBY WAIVES ANY OBJECTION BASED ON FORUM NONCONVENIENS, AND THE SUBORDINATED LENDER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS. THE PARTIES CONSENT THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE AGENT OR THE SUBORDINATED LENDER AT THE RESPECTIVE ADDRESSES SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT, OR OTHERWISE.

22. THE SUBORDINATED LENDER WAIVES EVERY DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF, WHICH THE SUBORDINATED LENDER MAY NOW HAVE, OR HEREAFTER MAY HAVE, TO ANY ACTION BY THE AGENT IN ENFORCING THIS AGREEMENT AND RATIFIES AND CONFIRMS WHATEVER THE AGENT MAY DO PURSUANT TO THE TERMS HEREOF AND AGREES THAT THE AGENT SHALL NOT BE LIABLE FOR ANY ERRORS OF JUDGMENT OR MISTAKE OF FACT OR LAW EXCEPT FOR WILLFUL MISCONDUCT OF THE AGENT. THE AGENT AND THE SUBORDINATED LENDER, AND EACH ONE OF THEM, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT EITHER ONE OF THEM OR ANY MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT OR COURSE OF DEALING, IN WHICH THE AGENT AND THE SUBORDINATED LENDER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GROUP TO MAKE LOANS TO THE BORROWER.

23. Governing Law, Benefit of Agreement. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia. All of the understandings,

agreements, covenants and representations contained herein are solely for the benefit of the Agent and the other members of the Lender Group and the Subordinated Lender, and there are no other persons who are intended to be benefited in any way whatsoever by this Agreement.

24. Severability. In the event any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be executed and delivered under seal as of the date first above written in Atlanta, Georgia.

EXECUTED as a deed by	)
DISPOSABLE SOFT GOODS	)
(UK) PLC., a public limited	)
company organized under the laws	)
of England acting by:	)

Director: /s/ Peter Chang

Director/Secretary:

WELLS FARGO FOOTHILL INC., a California corporation, as Agent and a Lender

By:	/s/ Kristy Loucks
Its:	Vice President

ASSOCIATED HYGIENIC PRODUCTS LLC, a Delaware, limited liability company

By:	/s/ Owen Connelly
Its:	Vice President Finance & MIS

THIS SUBORDINATED AND UNSECURED NON-NEGOTIABLE PROMISSORY NOTE IS SUBJECT TO THE PROVISIONS OF THAT CERTAIN SUBORDINATION AGREEMENT BY AND AMONG BORROWER, HOLDER AND AGENT, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT A.

US$1,024,709.30	January 5, 2005
Duluth, Georgia

- SUBORDINATED NOTE A-5 -

SUBORDINATED AND UNSECURED

NON-NEGOTIABLE PROMISSORY NOTE

FOR VALUE RECEIVED, ASSOCIATED HYGIENIC PRODUCTS LLC, a Delaware limited liability company having its principal offices at 4455 River Green Parkway, Duluth, Georgia 30096 (“Borrower”), hereby promises to pay to DISPOSABLE SOFT GOODS (UK) PLC, a public limited company organized under the laws of England having its principal offices at Boythorpe Works, Chesterfield, Derbyshire S40 1YG, United Kingdom (“Holder”), the principal sum of One Million Twenty-Four Thousand Seven Hundred Nine and 30/100 Dollars ($1,024,709.30), together with interest, in accordance with the terms hereof. Principal hereof shall be payable on (a) March 31, 2005, in the amount of Three Hundred Fifty Thousand Dollars ($350,000), (b) June 30, 2005, in the amount of Three Hundred Fifty Thousand Dollars ($350,000), and (c) September 30,2005, in the amount of Three Hundred Twenty-Four Thousand Seven Hundred Nine and 30/100 Dollars ($324,709.30). Interest hereon (a) shall accrue during each Interest Period on the unpaid outstanding principal amount hereof at the Prime Rate plus two percent (2.00%), (b) shall be calculated based on a year of three hundred sixty five or three hundred sixty six (365/366) days as the case may be, and (c) shall be payable in arrears on each Payment Date. Interest on this Promissory Note shall be payable in respect of the principal amount borrowed hereunder for the first day of such borrowing, but not for the day on which such principal amount is repaid.

“Agent” shall mean Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation), a California corporation, as administrative agent to the Lender Group under the Loan Agreement, together with its successors and assigns.

“Business Day” shall mean a day on which banks are not required or authorized to close in New York, New York.

“Commitments” shall have the meaning afforded such term in the Subordination Agreement.

“Interest Period” shall mean the period commencing on (and including) the date hereof or the last day of the next preceding Interest Period, as the case may be, and ending on (but excluding) the next succeeding Payment Date; provided, however, that (i) if a Payment Date is not a Business Day, the relevant date for purposes of this definition shall be the immediately, succeeding Business Day and (ii) subject to (i) above, any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Lender Group” shall mean the banks signatory to the Loan Agreement as lenders.

“ Loan Agreement” shall mean that certain Amended and Restated Loan and Security Agreement dated as of March 14, 2001, by and among Borrower, Agent and the Lender Group, as amended by that certain First Amendment to Loan Agreement, that certain Second Amendment to Loan Agreement, that certain Third Amendment to Loan Agreement, that certain Fourth Amendment to Loan Agreement, that certain Fifth Amendment to Loan Agreement, that certain Sixth Amendment to Loan Agreement, that certain Seventh Amendment to Loan Agreement, that certain Eighth Amendment to Loan Agreement, that certain Ninth Amendment to Loan Agreement, that certain Tenth Amendment to Loan Agreement, that certain Eleventh Amendment to Loan Agreement and that certain Twelfth Amendment to Loan Agreement and as the same may be further amended, restated, supplemented or otherwise modified from time to time after the date hereof.

“Maturity Date” shall mean September 30, 2005.

“Payment Date” shall mean March 31, 2005, June 30, 2005 and September 30, 2005.

“Prime Rate” shall mean for each Interest Period, the rate per annum (rounded upward to the nearest 1/100 of 1% per annum), equal to the rate of interest published in the “Money Rates” section of The Wall Street Journal as the “prime rate” determined 1 Business Day prior to the commencement of such Interest Period for a period equal to such Interest Period.

“Senior Debt” shall have the meaning afforded such term in the Subordination Agreement.

“Subordination Agreement” shall mean that certain Subordination Agreement by and among Borrower, Agent and Holder, a copy of which is attached hereto as Exhibit A, together with any amendments thereto.

Subject to the Subordination Agreement, this Promissory Note may be prepaid in whole or in part at any time and from time to time upon not less than one Business Day’s notice to Holder without premium or penalty.

Borrower waives, to the extent that it may lawfully do so, presentment, protest, and all notices of whatever kind (other than demand for payment as provided for herein and the right to return of this Promissory Note marked “cancelled” against payment in full of all amounts due hereunder) in connection with payment of this Promissory Note. Borrower agrees that, once all Senior Debt has been paid and all Commitments have terminated, the entire principal amount and any accrued but unpaid interest may at any time and for any reason and no reason, in Holder’s sole discretion, be declared to be immediately due and payable, and further agrees, on demand, to pay interest, to the extent permitted by applicable law, on all overdue amounts of principal and interest hereunder at the rate provided for herein.

All amounts payable hereunder shall be paid in lawful currency of the United States of America. This Promissory Note may not be pledged, sold, assigned, or hypothecated without the prior written consent of the Borrower, which consent shall not be unreasonably withheld. This Promissory Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.

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IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be executed by its duly authorized officer as of the date first above written.

BORROWER:

ASSOCIATED HYGIENIC PRODUCTS LLC, a
Delaware limited liability company

By:	/s/ Owen Connelly
Name:	Owen Connelly
Its:	Vice President Finance & MIS